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                                                                     Exhibit 5.1



                                       January 10, 1997



Irwin Financial Corporation
500 Washington Street
Columbus, Indiana 47201

IFC Capital Trust I
500 Washington Street
Columbus, Indiana 47201

Ladies and Gentlemen:

     We have acted as special counsel to Irwin Financial Corporation, an Indiana corporation (the "Company"), and IFC Capital Trust I, a Delaware business trust (the "Trust"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-3 (Registration Nos. 333-18655 and 333-18655-01), as amended (the "Registration Statement"), for the purpose of registering the Trust's offering of __% Cumulative Trust Preferred Securities (the "Preferred Securities") to be guaranteed by the Company (the "Guarantee"), and the issuance to the Trust of the ___% Subordinated Debentures (the "Subordinated Debentures") of the Company. The Trust exists for the purpose of issuing the Preferred Securities and investing the proceeds thereof in an equivalent amount of Subordinated Debentures. In addition, we have reviewed: (i) the Amended and Restated Trust Agreement to be entered into by and between the Company and the Delaware Trustee, the Property Trustee and the Administrative Trustees (the "Trust Agreement"), pursuant to which the Preferred Securities are to be issued; (ii) the Indenture to be entered into by and between the Company and the Indenture Trustee (the "Indenture") which will govern the Subordinated Debentures to be issued by the Company; and (iii) the Preferred Securities Guarantee Agreement to be entered into by and between the Company and the Preferred Guarantee Trustee (the "Guarantee Agreement"), pursuant to which the Company will guarantee certain obligations of the Trust with respect to the Preferred Securities. All capitalized terms used herein and not otherwise defined have the meanings specified in the Registration Statement.
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Irwin Financial Corporation
IFC Capital Trust I
January 10, 1997
Page 2




     In so acting, we have also examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

     Based upon the foregoing, we are of the following opinions:

     1. The execution and delivery by the Company of the Trust Agreement, the Indenture and the Guarantee Agreement has been duly and validly authorized.

     2. The Subordinated Debentures to be issued by the Company to the Trust will, when issued in accordance with the terms of the Indenture as described in the Registration Statement at the time it becomes effective, constitute valid and binding obligations of the Company.

     3. The Guarantee Agreement when provided by the Company in accordance with the terms stated in the Registration Statement at the time it becomes effective and upon issuance of the Preferred Securities in accordance with the terms described in the Registration Statement, will constitute a valid and binding obligation of the Company.

     In rendering the foregoing opinion, we have relied to the extent we deem appropriate on the opinion of Richards, Layton & Finger, special counsel to the Trust.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name under the caption "Validity of Securities" in the Prospectus. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under
Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                       Very truly yours,

                                       /s/ Vedder, Price, Kaufman & Kammholz

                                       VEDDER, PRICE, KAUFMAN & KAMMHOLZ